Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Jim Green

President & CEO

(978) 326-4000

Paul M. Roberts

Director of Communications

(978) 326-4213

ANALOGIC CORPORATION COMPLETES ACQUISITION OF COPLEY CONTROLS

PEABODY, MA (April 15, 2008) – Analogic Corporation (NASDAQ: ALOG) today announced the successful completion of its acquisition of Copley Controls Corporation. Headquartered in Canton, Mass., Copley is a leading supplier of gradient amplifiers for Magnetic Resonance Imaging (MRI), and precision motion control systems used in computer-controlled automation systems. Under the terms of the agreement, announced on March 6, 2008, Copley is now a wholly owned subsidiary of Analogic. The consideration paid by Analogic was $76.875 million in cash, which represented the agreed purchase price of $68.75 million plus an adjustment of $8.125 million. The adjustment resulted from Copley’s estimated working capital as of the closing date, which included $5.0 million of cash, exceeding the working capital of $16.2 million as required under the terms of the agreement.

Analogic and the former shareholders of Copley have elected to treat the acquisition as an asset purchase for tax purposes. As a result, Analogic will make a payment to the former shareholders of Copley of up to an additional $1.8 million in the aggregate as reimbursement for the tax consequences of the transaction. Analogic estimates that, subject to the final determination of Copley’s actual indebtedness and working capital as of the closing date, the total consideration to be paid, including the full reimbursement to Copley shareholders for the tax consequences of the transaction, will be approximately $78.675 million.

Analogic is a high-technology imaging and signal-processing company, providing products and services to Original Equipment Manufacturers (OEMs) and end users in high-growth medical diagnostics and security markets. In addition to being a well known OEM supplier of computed tomography subsystems, Analogic is a leading supplier of Radio Frequency (RF) amplifiers for MRI systems. Copley, founded in 1984, is a leading OEM supplier of gradient amplifiers for MRI systems and of high-precision motion control systems.

In addition to its Canton headquarters, Copley has offices and local technical support in the United States, Europe, and Asia, comprising approximately 250 employees worldwide. Copley’s revenues for the calendar year 2006 were $73.6 million; preliminary calendar year 2007 revenues are estimated to be $83 million. Analogic estimates that revenues related to the acquisition will be approximately $83 million in calendar year 2008 and, excluding one-time purchase accounting adjustments, accretive to earnings in Analogic’s fiscal year 2008 and fiscal years thereafter.

Jim Green, Analogic President and CEO, said, “The completion of this acquisition represents a major milestone for our Company. The addition of Copley, with its leading-edge technology in high-field gradient amplifiers and its solid customer base, will enable Analogic to expand its product offerings to its OEM customers, open up new opportunities in Asia, and enhance its position as a leading provider of medical subsystems for MRI scanners. Copley’s growing and profitable motion control business provides additional opportunities and a new avenue of growth in the high-technology automation market.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing. For more information, visit www.analogic.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans, and prospects for Analogic Corporation (the “Company”), including statements about orders for the Company’s products, statements about shipments and installation of the Company’s products, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to technology development and commercialization, risks in product development, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of April 15, 2008. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to April 15, 2008.